Exhibit 99.10

ASSURED GUARANTY LTD.
NOMINATING & GOVERNANCE COMMITTEE CHARTER
APRIL 2004

1.        PURPOSE OF THE NOMINATING & GOVERNANCE COMMITTEE

The committee was established by the Board to assist the Board in (1) identifying individuals qualified to become Board members, and recommending to the Board director nominees for the next annual general meeting of shareholders or to fill vacancies; and (2) developing and recommending to the Board appropriate corporate governance guidelines.

2.        AUTHORITY OF THE NOMINATING & GOVERNANCE COMMITTEE

(a)       The committee shall have the authority to retain and terminate any search firm to be used to identify director candidates and shall have the authority to approve the search firm’s fees and other retention terms.

(b)       The committee shall have the authority to retain special legal, accounting or other consultants to advise and assist the committee.

(c)       The committee may request any other director, officer or employee of the Company or the Company’s outside counsel to attend a meeting of the committee or to meet with any members of, or consultants to, the committee.

(d)       The committee may form and delegate authority to subcommittees when appropriate.

(e)       The committee shall have authority to conduct a search for, and to make a recommendation to the Board regarding, a new chief executive officer.

(f)       The committee shall have authority to make a recommendation to the Board regarding the termination of the Company’s chief executive officer.

3.        NOMINATING & GOVERNANCE COMMITTEE COMPOSITION

(a)       The committee shall consist of no fewer than three members, including a chairman, each selected from the Board.  Any committee member may be removed by the Board.

(b)       Each member of the committee shall be ‘‘independent’’ as defined under applicable U.S. Securities and Exchange Commission and New York Stock Exchange rules, as such requirements are interpreted by the Board in its business judgment.

4.        DUTIES AND RESPONSIBILITIES OF THE NOMINATING & GOVERNANCE COMMITTEE

(a)       Nominations and Board Composition

(i)       The committee shall develop qualification criteria for Board members, and actively seek, interview and screen individuals qualified to become Board members for recommendation to the Board in accordance with the Corporate Governance Guidelines. The committee shall recommend to the Board potential nominees to the Board, and the renomination of incumbent directors as appropriate.  The committee shall consider potential nominees recommended by shareholders, but the committee has no obligation to recommend such candidates for nomination.  The chairman of the committee, on behalf of the Board, shall invite new directors to join the Board upon approval by the Board.

(ii)       The committee shall review annually, or more often if appropriate, the directors who are members (including qualifications and requirements), structure (including authority to delegate) and performance of committees of the Board (including reporting to the Board), and make recommendations to the Board, as appropriate.

(iii)      The committee shall periodically review the compensation of directors and make recommendations to the Board on any recommended changes.

(iv)      The committee shall review annually, or more often if appropriate, the qualification of directors as “independent’’ within the meaning of U.S. Securities and Exchange Commission and New York Stock Exchange rules and make recommendations to the Board with respect to such determinations.

(v)       The committee will prepare and assist each other committee’s self-evaluation to determine whether such committees are functioning effectively.

(vi)      The committee shall consult with the Compensation Committee in its work with the Company’s chief executive officer in making appropriate plans for the Company’s chief executive officer’s and other senior officers’ succession upon retirement, death or disability.

(vii)     The committee shall review annually, or more often if appropriate, the qualification of Audit Committee members as “financially literate” and as having accounting or related financial management expertise within the meaning of New York Stock Exchange rules and as audit committee financial experts within the meaning of U.S. Securities and Exchange Commission rules and make recommendations to the Board with respect to such determinations.

(b)       Corporate Governance

(i)       The committee shall serve in an advisory capacity to the Board and Chairman of the Board on matters of organizational and governance structure of the Company and the conduct of the Board.

(ii)       The committee will prepare and assist the Board in conducting a self-evaluation to determine whether the Board and its committees are functioning effectively. The full Board will discuss the evaluation report to determine what, if any, action could improve Board and Board committee performance.

(iii)      The committee shall review and reassess at least annually the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes thereto.

(iv)      The committee shall receive comments from all directors and report annually to the Board with an assessment of the Board’s performance, to be discussed with the full Board following the end of each fiscal year.

(v)       The committee shall designate which director or directors shall preside at each executive session of the Board or shall designate a process by which it shall be determined which director or directors shall preside at each executive session of the Board.

(c)       Other

(i)       The committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

(ii)       The committee shall annually review its own performance.

(iii)      The committee shall have such other duties, responsibilities and authorities as the Board may from time to time delegate.

5.        REPORTING RESPONSIBILITIES

(a)       The committee shall keep a record of its proceedings.

(b)       The committee shall report to the Board.